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The following is a transcript of a conference call conducted on December 3, 2007:

FINAL TRANSCRIPT

Thomson StreetEventsSM

Conference Call Transcript

ATVI - Activision-Vivendi Announcement Webcast

Event Date/Time: Dec. 03. 2007 / 8:30AM ET

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CORPORATE PARTICIPANTS

Kristin Southey

Activision - VP - IR

Jean-Bernard Levy

Vivendi - CEO

Bobby Kotick

Activision - Chairman, CEO

Thomas Tippl

Activision - CFO

Mike Morhaime

Activision - CEO - Blizzard Entertainment

CONFERENCE CALL PARTICIPANTS

Mike Savner

Banc of America Securities - Analyst

Paul Reynolds

Deutsche Bank - Analyst

Heath Terry

Credit Suisse - Analyst

Mario Gabelli

Gabelli & Company - Analyst

Mark Wienkes

Goldman Sachs - Analyst

Richard Jones

Lehman Brothers - Analyst

Jeetil Patel

Deutsche Bank Securities - Analyst

Paul Gooden

ABN Amro - Analyst

Edward Williams

BMO Capital Markets - Analyst

Patrick Wellington

Morgan Stanley - Analyst

David Joseph

Morgan Stanley - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to today’s call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the conference over to Ms. Kristin Southey, Vice President, Investor Relations for Activision. Ms. Southey, please go ahead, ma’am.

Kristin Southey  – Activision - VP - IR

Good morning, everyone, and thank you for joining us today. I would like to start by reminding everyone that there is a slide presentation that accompanies this call. It is available at both www.activision.com and www.vivendi.com.

Before we begin, I would like to highlight that our call contains forward-looking statements within the meaning of the U.S. Federal Securities laws. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are on slide two of the presentation I just mentioned.

The forward-looking statements in this call are based upon information available to Activision as of the date of this call and Activision assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect.

These statements are just guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations. All financial information relating to Activision, Vivendi Games, and Blizzard Entertainment included in today’s presentation, including pro forma estimates for calendar year 2007 and projections for future periods represent the companies’ respective estimates and projections and were not prepared in accordance with U.S. GAAP.

These estimates exclude the impact of expenses related to [equity]-based compensation and related tax benefits, potential one-time restructuring charges of up to $100 million that may be incurred in connection with the transaction and the potential impact from non-cash intangible amortization resulting from purchase price accounting.

In addition, these estimates assume continued net revenue growth, as well as expense reductions and other synergies that may or may not be realized. Estimates for future periods are subject to significant inherent uncertainties, which increase with periods farther into the future. Actual results may differ materially and are subject to risks, including the risks described in the cautionary note on page two of today’s presentation.

To the extent that these estimates for calendar year 2007 are based on the historical performance of Activision and Vivendi games through September 30th, 2007, not all such historical information has been audited. The accounting policies of the companies may differ and the two companies have different fiscal years.

The financial information for Blizzard Entertainment dictated in today’s presentation is presented on a standalone basis, as it does not reflect the result of operations of other Vivendi Games operations.

Joining us today on the call are Jean-Bernard Levy, Chief Executive Officer of Vivendi Group, Bobby Kotick, Chairman and CEO of Activision, and Thomas Tippl, Chief Financial Officer of Activision. Joining us for Q&A will be Rene Penisson, member of the Management Board of Vivendi and Chairman of Vivendi Games, Bruce Hack, Chief Executive Officer of Vivendi Games, Mike Griffith, CEO, Activision Publishing and Mike Morhaime, President and CEO of Blizzard Entertainment. I would now like to turn the call over to Mr. Levy.

Jean-Bernard Levy  – Vivendi - CEO

Thank you. Yesterday, we announced the combination of Vivendi Games and Activision. The combination of Vivendi games, which includes Blizzard Entertainment, with Activision will result in the largest and most profitable multi-platform interactive entertainment publisher in the world. This is an historic moment for interactive entertainment.

In the video game industry, there has never been a transaction that is as well timed or as focused on creating shareholder value. This combination fulfills the promise of digital media convergence. Almost one year ago, Bruce Hack, Vivendi Games’ CEO, invited Rene Penisson and me to visit Bobby Kotick and Brian Kelly in Los Angeles. We immediately liked the idea of the partnership and we built the right chemistry.

In fact, we share a commitment to shareholder value creation. Both of our companies are focused on industry-leading operating margins, and we all believe that the combination of next-generation video game systems and emerging online platforms will accelerate growth, improve margins, and create higher return on invested capital.

The fit between the companies is totally complementary. Activision has a leading console share, superb development resources, world-class marketing and distribution capabilities, and a talented, experienced management team. With Blizzard, Vivendi Games has the leading online market share, superb development resources, and a very strong presence in Europe and in Asia.

Vivendi Games also has an investment in console, casual online and wireless games, and our own talented employees and leaders. This transaction makes clear financial sense. It is accretive to Activision and to Vivendi shareholders and it provides a clear opportunity for continued margin expansion and synergies. Our management teams together have a proven track record of innovation, execution and delivering strong returns to shareholders.

Now I’d like to explain what this means for Vivendi shareholders. First, I would like to remind everybody that Vivendi owns highly profitable telecom and pay TV platforms in Europe, two global content businesses, Universal Music and Vivendi Games, and 20% of NBC Universal.

This transaction further reinforces our leadership position in the entertainment sector. We will exchange Vivendi Games and cash for a majority stake in Activision Blizzard to create a global interactive entertainment leader. We will invest between $1.7 billion and $2.4 billion in Activision Blizzard. This investment demonstrates our commitment to the video games industry, one of the fastest-growing sectors in entertainment. This transaction enables us to show shareholders the true economic value of Blizzard Entertainment. Blizzard Entertainment generates $1.1 billion in revenues and more than $500 million in operating income.

In the future, we will also leverage Activision’s development and marketing expertise within Vivendi Games to accelerate the return on investment we have made in console, wireless and casual online businesses. As the majority shareholder, we are committed to keeping Activision Blizzard publicly traded. Vivendi Games’ current management team has done an exceptional job of turning this business around from its significant losses. We expect operating income of $358 million in 2007.

It is important to note that this does not include equity compensation. We have shown it this way in order to be consistent with the way Activision reports operating income. When we report at Vivendi our year-end numbers, we now expect EBITDA, which is the Vivendi metric, to be at least 65% above the prior year.

Vivendi Games is comprised of four divisions. One is the highly profitable Blizzard Entertainment, which is the leader of massively multi-player online role-playing games, MMORPGs. The other three divisions are Sierra, Sierra Online and Vivendi Games mobile. The portfolio includes some of the best-selling franchises of all time, Blizzard Entertainment’s Warcraft, StarCraft, Diablo and World of Warcraft, and Sierra’s franchises, such as Crash Bandicoot and Spyro.

The performance by Blizzard Entertainment has been exceptional. It is sustainable and it is yet to achieve its full potential. Blizzard Entertainment is Vivendi Games’ largest division. It is the crown jewel of the industry. It is the most powerful, relevant and successful interactive entertainment brand ever.

Blizzard Entertainment has four of the five best-selling PC games of all time, Warcraft, StarCraft, Diablo and World of Warcraft. In addition, Blizzard Entertainment has been running one of the largest free online gaming services, called Battle.net, for over 10 years, with still millions of active players.

Blizzard Entertainment has sold more than 56 million units worldwide and created unprecedented brand loyalty among consumers. With World of Warcraft, Blizzard Entertainment has created the number one MMORPG and the largest online community in the world. Its subscription-based revenue model in North America and Europe and usage-based model in Asia yields the highest margins in the industry, in excess of 40%. World of Warcraft has more than nine million subscribers. About four million are in North America and Europe and about five million are in Asia.

World of Warcraft gives Blizzard Entertainment unrivaled expertise in online gaming. Over the past 15 years, Blizzard has invested over $200 million to build its best-in-class content and infrastructure. It has 2,000 game masters around the world that provide 24/7 high-quality customer support. World of Warcraft has already captured a substantial share of the audience. It is the only game developed by an American or European publisher to have created a substantial footprint in the Asian markets.

At Vivendi, we are very excited about the future of Activision Blizzard. Bobby Kotick and Brian Kelly have an excellent track record. Bobby and Brian are also very fine persons. Doing business with them is thrilling. Their expertise is unmatched in the industry and this unique partnership is built on the strong foundation of trust and respect. Bobby has outstanding experience. Bobby will be a great leader for Activision Blizzard. And now I’ll turn the call over to Bobby Kotick.

Bobby Kotick  – Activision - Chairman, CEO

Thank you very much, Jean-Bernard. As you know, a large part of accomplishing such a complex transaction is the chemistry of the principals. From our first meeting, Brian, Mike and I felt that Jean-Bernard, Rene, Bruce and Mike Morhaime and their terrific teams shared our commitment to excellence and our commitment to building shareholder value.

Under Jean-Bernard’s leadership, Vivendi has transformed itself into one of the world’s leading diversified media and telecommunications companies, and we share his belief that new, broad audiences are emerging for interactive entertainment. We also share a belief that this growth will come from a variety of delivery platforms with a variety of delivery models, all of which have the potential for margin expansion.

Perhaps the most outstanding example of these margin expansion opportunities is reflected in Blizzard’s operating results. Its products, Warcraft, World of Warcraft, StarCraft and Diablo, constitute some of the most powerful brands in all of entertainment.

Mike Morhaime and his team have pioneered a new form of gaming with an incredibly attractive business model. It is a business we and many of our competitors found extremely difficult to duplicate without risking many hundreds of millions of dollars, and even then we were unlikely to achieve success.

The name Activision Blizzard is a reflection of the new company’s two principal divisions, but not a replacement for either of our brands. That’s why this partnership and the opportunity it presents are so exciting and attractive. It creates a new leader in global interactive entertainment. With $3.8 billion of projected revenues and $700 million of projected operating profits this calendar year, we are the largest, most profitable pure-play video game publisher.

The transaction itself is immediately accretive to our shareholders and provides an option for shareholders to either receive a significant premium or participate in our future growth. Since Brian and I acquired control of Activision in 1990, we intended to build the largest, most profitable leader in the video game industry. With this transaction, we will achieve that objective.

As far as Activision is concerned, presently over 50% of our revenues are derived from proven franchises that we own outright, including the number one console gaming brand, Guitar Hero, as well as the highly acclaimed Call of Duty franchise. The latest releases based on these franchises are among the top-selling games this year.

In addition, through various licensing agreements, we make games based on such franchises as Spiderman and X-Men, Shrek, James Bond, and Transformers. Last week, we significantly increased our outlook for the third quarter and full fiscal year of 2008, and we raised our revenue expectations from $2.07 billion to $2.3 billion.

We also increased EPS from $0.65 to $0.85, excluding equity-related compensation expense and related tax benefits. Our growth has been consistent, in fact, this is our 16th consecutive year of revenue growth. Over that same period, our compound annual growth rate was in excess of 40% and every four or five years we have doubled our revenues. We’ve also been committed to delivering shareholder value. Since 2000, we have generated compound annual shareholder returns in excess of 35%, and we’ve created more shareholder value than any of our major competitors during this period.

We’ll continue to focus on delivering exceptional returns to our shareholders well into the future. By joining with Vivendi Games, we will now be able to leverage the combined Company’s unique content to create entertainment franchises that cross all gaming platforms. And we believe we’re at the beginning of a tremendous market opportunity. The portions of the worldwide interactive entertainment market the combined companies address is approximately $28 billion this year, and it’s still surprisingly fragmented.

Activision Blizzard’s combined share will be less than 15% of the total, so there is considerable room for growth. And we view the tremendous market opportunities that lies ahead and the majority of the sales in our industry today that are generated from retail products, which we expect will continue for many years to come. Emerging online categories, however, represent great growth and margin expansion opportunities.

The consumers in these categories are different than the audiences that we at Activision currently address. And all of these categories offer operating models that have potentially more leverage than our primary business does today. So when we look at the combined business’s base operating plan, here’s how we believe we can unlock value for all shareholders. The base operating plan and the correlating financial impact that each element will have on EPS will be described in my discussion.

We expect for Activision’s current business, we can achieve at least $1.00 per share in pro forma, non-GAAP, diluted EPS for calendar 2009. We believe that there is at least $0.10 additional in diluted EPS to be realized in 2009 simply by Blizzard continuing to execute on its plans.

And then, when we think about capitalizing on all of the offline and online opportunities, we couldn’t be more enthusiastic. And by combining Activision and Blizzard Entertainment and improving the operating performance of Sierra, there is a minimum of another $0.10 in dilutive EPS to be realized. And we estimate our 2009 combined pro forma non-GAAP EPS will be in excess of $1.20.

Clearly, both companies have proven that their strategies perform well. Our strategy going forward will be to continue what we do well and to focus on extracting greater value from the combined entity. We’ll continue to drive recurring franchise growth using our decentralized studio model, resulting in high operating conversions to free cash flow. We’ll focus on the largest markets and customers and on maintaining the operational discipline and efficiency that we are known for.

With respect to the various business lines, once we complete the transaction, we’ll conduct a review of all underperforming assets to determine what measures will be required to ensure our investments yield returns consistent with our financial objectives. We are confident that we can deploy our processes to ensure that all of the products in our combined portfolio achieve our margin objectives.

Our proven green-light processes and our well-articulated financial objectives will ensure that this is accomplished quickly and efficiently. In short, we’ll build on our successes, increase profitability, reduce investments in unproven business opportunities and leverage the combined scale of both of our companies. Over time, there are revenue synergies for Activision Blizzard, especially as we are able to derive the benefits for Blizzard’s deep knowledge of online gaming and the Korean and Chinese markets.

The Company will benefit from the subscription-based model, which means steady and predictable revenue streams and much higher operating margins. We anticipate approximately $50 million to $100 million in cost synergies that will be driven by sales and marketing, G&A and technology sharing and supply chain gains. This transaction combines leaders in mass market entertainment and subscription-based online games, making Activision Blizzard the only publisher positioned to capitalize on all offline and online opportunities.

We couldn’t be more enthusiastic about our new partners and the value creation opportunities that lie ahead. I’ll now turn the presentation to Thomas Tippl, who will walk you through the transaction’s structure and the terms.

Thomas Tippl  – Activision - CFO

Thank you, Bobby. This is a tremendously exciting and financially compelling transaction, and as Bobby and Jean-Bernard have said, this will create the largest, most profitable publisher in the sector, with a platform that should continue to deliver superior shareholder returns, as we have for the last 15 years.

Let me walk you through the structure of the transaction. As a first step, upon closing, Vivendi will contribute Vivendi Games, valued at $8.1 billion, along with $1.7 billion of cash. In exchange, Vivendi will receive 358 million shares of Activision at a price of $27.50. This represents a premium of 31% over Activision’s past 20-day average closing price and gives Vivendi a 52% ownership share in the new Company.

At this point, the Company will have 686 million fully diluted shares outstanding, which at the deal price of $27.50 represents a combined market cap of $18.9 billion. As a second step, within five days post closing, the new Company will launch a $4 billion tender offer to acquire about 146.5 million shares at a price of $27.50 per share. This represents a tender for about 50% of Activision’s current outstanding shares and if the tender is fully subscribed would bring Vivendi’s ownership stake to 68%.

The tender offer will be funded by three tranches of cash. The first line of funding will come from the new Company’s cash on hand at closing, including the $1.7 billion initial contribution from Vivendi. Second, Vivendi will fund another $700 million in exchange for an additional 25.5 million primary shares. And then, if necessary, the remainder will come from newly issued debt from Activision Blizzard. After the tender, the debt is not expected to exceed $800 million. If fully subscribed, the post-tender offer, fully diluted share count would be about 565 million shares.

So, in summary, we believe the structure of this transaction is very well designed, because it provides shareholders with an opportunity to participate in the future growth of Activision Blizzard, the new leader in interactive entertainment. Or, if they so choose, take a 31% cash premium for a large part of their stake in Activision.

While this transaction is compelling from so many perspectives, the ability to instantly translate the Vivendi assets into a superior return for our shareholders was the principal driver. We are valuing the Vivendi Games assets at $8.1 billion. However, the valuation is really driven by Blizzard Entertainment, because we know that the worst-case scenario for the rest of the business is breakeven operating results.

Blizzard is expected to generate $517 million in operating income, excluding equity-based compensation in calendar 2007. The $8.1 billion valuation therefore implies an EBIT multiple of 15.6 times, which compares very favorably to the average industry multiples. And Blizzard, as the industry-leading platform for high-margin entertainment, should easily command a premium.

While unlocking Blizzard’s value is an important component of this transaction, there are numerous other benefits likely to result in significant increases in shareholder value. Jean-Bernard and Bobby have already laid out the compelling strategic case. I will take you through the key financial building blocks that underpin the earnings power of the combined Company and why we are confident in our EPS outlook of more than $1.20 for calendar year 2009.

Beginning in 2008, we will switch to a calendar fiscal year to align our year end with that of Vivendi’s. Calendar 2008 will be a transition [sub] year during which we will focus on maintaining the strong momentum on the base business while integrating and positioning the new company for an even bigger year in 2009.

In 2009, we expect to deliver pro forma operating margins in excess of 25%, generating $1.1 billion in operating income on a revenue base of about $4.3 billion. This would result in EPS in excess of $1.20 per share, which just to reiterate is on a non-GAAP basis. Our assumptions are based on modest revenue growth of about 14% for Activision Blizzard over the next two years, combined with three to four points of margin expansion from the pro forma 2007 operating margin of 18.6%.

Margin expansion will be driven by operating leverage and synergies. The second building block, which should add another three to four points of margin expansion, is improving the operating performance of the Sierra division. Vivendi has made significant investments in Sierra’s product and intellectual property pipeline.

We have made relatively conservative assumptions, since it includes many unproven but promising properties and based on our track record of maximizing profitability, we are very confident and committed to eliminate operating losses and low-margin product lines by 2009. The combined margin expansion plan includes about $50 million to $100 million in cost synergies, which we expect to generate also by 2009.

To obtain these synergies, we expect one-time restructuring costs of as much as $100 million in calendar 2008. So, in summary, this combination creates the largest, most profitable pure-play Company in the sector with pro forma 2007 operating income of about $700 million, which is more than double the nearest competitor. 2007 pro forma combined operating income margin is estimated at 18.6%, again, more than two times that of the nearest competitor.

And by growing operating income by more than 50% over the next two years, we expect to further extend our competitive advantage and deliver superior returns for our shareholders, as we’ve consistently done over many years. So in terms of next steps, we will proceed with the necessary filings for the Activision shareholder vote, which requires approval of over 50% of shareholders. We will seek regulatory and antitrust approvals and expect the closing of the transaction to occur during the first half of 2008.

And, as I mentioned earlier, we’ll proceed with the tender offer shortly after closing. Now I’d like to hand it back to Bobby for his closing remarks, before we open up the call for a few questions.

Bobby Kotick  – Activision - Chairman, CEO

Thanks very much, Thomas. As we’ve explained, this transaction creates the largest and most profitable pure-play interactive entertainment publisher in the world. The combined organization will be uniquely positioned to capitalize on key industry growth trends and, probably most importantly, it unites the industry’s best development resources in one organization.

The transaction gives Activision’s shareholders an opportunity to participate in significant EPS accretion and shareholder liquidity at a significant cash premium. The combination of our two companies will create an unprecedented industry powerhouse that is best positioned to take advantage of the emerging growth opportunities in interactive entertainment.

The combined strength of our talented, creative and passionate employees, as well as our strong partnerships throughout the industry, will make Activision Blizzard an extraordinary force for innovation in online and offline interactive entertainment. As always, we’re committed to continuing to increase shareholder value just as we have for the last 15 years.

Now, we’ll take the opportunity to answer your questions, and thank you all for joining us this morning.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). And for our first question we go to Mike Savner with Banc of America Securities.

Mike Savner  – Banc of America Securities - Analyst

Good morning, thanks. Congratulations on the deal. Just two questions for now, if that’s all right. First, can you go through, Thomas, on the slide 17, where you show your EPS for calendar year ‘09, what’s the share count you’re using across the board there. Are you using a consistent share count for all three? Is it the new pro forma? How do we think about that? Because the number seems — well, it seems big. If it’s your old share count, it seems —

Thomas Tippl  – Activision - CFO

It’s the new pro forma share count.

Mike Savner  – Banc of America Securities - Analyst

Which would be 567 million?

Thomas Tippl  – Activision - CFO

If the tender is fully subscribed, correct.

Mike Savner  – Banc of America Securities - Analyst

So that’s what’s used in that assumption. And then my second question, more strategically, is can you talk about your commitment to getting the tender done? Because certainly I don’t think it’s a stretch to think that $1.20 in calendar ‘09 could be viewed as a relatively conservative estimate.

And so if your shareholders decide to kind of go along for the ride here, it’s obviously going to have a material impact on the share count. So do you have to get the tender done? Would you leave all those shares outstanding? How should we think about that?

Thomas Tippl  – Activision - CFO

Well, we think that’s the beauty of the way we structured the transaction. We are not forcing any of our shareholders out. We are very excited about the transaction. We think the future is bright for this combined Company, and so for shareholders that share that same vision, they can make their decision and stay on with the Company. And we’ll see how that vote turns out as we get into the tender period.

So from our perspective, of course, if the tender is not fully subscribed, we will have a significant amount of cash on our balance sheet, which we will then review how to put to best use and, as always we’ve done in the past, if we find opportunities that we think are accretive and deliver a higher return on invested capital, well invest there. And, if not, we’ll sit down with the board and then we’ll decide how to return it to shareholders.

Mike Savner  – Banc of America Securities - Analyst

So an open-market repurchase is not something – it’s something you would consider.

Bobby Kotick  – Activision - Chairman, CEO

We’ve always said, Mike, as you know, that if we can’t put our cash capital to work, we’ll figure out how to return it to the shareholders or put it to work in a way that’s going to provide superior shareholder returns.

Mike Savner  – Banc of America Securities - Analyst

Perfect. Thanks very much. Congratulations.

Bobby Kotick  – Activision - Chairman, CEO

Thanks.

Operator

We go next to Paul Reynolds with Deutsche Bank.

Paul Reynolds  – Deutsche Bank - Analyst

Hi, a couple of questions. Firstly, Jean-Bernard, does this in any way change your dividend policy at the Vivendi level? That’s the first question. The second one, as well for Jean-Bernard, when you exited the U.S. content operations in ‘04 via the NBCU deal, part of the rationale was that it was hard to control creative businesses domiciled in the U.S. from Europe, so can you tell us how managing Activision Blizzard is going to be different in that regard? Those are the two questions. Thanks.

Jean-Bernard Levy  – Vivendi - CEO

Thank you, Paul. Your first question, Paul, is pretty simple. We are committed to a dividend policy where the dividend we will be returning to our shareholders each of every year will be at least 50% of our adjusted net income, and we do not intend to change that. So I confirm at least 50% of adjusted net income.

Your second question maybe needs a longer explanation, a couple of minutes, if I may. You’ll remember when we decided in ‘03 to sell our Hollywood-based businesses, they were comprised of Universal Studios and of two cable networks, USA and Sci-Fi. And we thought that managing these assets were putting us in front of two difficulties.

On the film side, I would say a lot of volatility in the movie industry and also the very high level of investments required for just a single movie, up to $250 million between production and promotion, quite a high number just for a single project. And on the TV side, I would say we had USA and Sci-Fi being run very successful, but we thought we could not really optimize their revenues because they were in a stand-alone entity, far away from larger media groups.

So I believe we made the right decision and I believe when we look at the contribution today of both Universal Studios and of our cable networks to NBCU’s profits, I believe it really speaks for itself.

Now, also you remember at the same time we decided to keep and grow Universal Music, where obviously each project threshold is much lower, and you have seen our ability in the last four years to grow the operating margins of UMG. If you remember, in ‘03, we had operating margins of around 4% and now we have operating margins of around 12%. So I think we’ve been able to be good managers and good shareholders for this music business

I think in the video games business there is no question that Activision Blizzard will have the right scale, and I think also we are pretty happy that the way the management of the risks that are associated with each single project, we believe this is much easier than for a movie. So the subscription-based model also gives us a lot of resilience. So I am very confident that with Bobby Kotick’s strong management skills and I think the great track record in project management, both at Blizzard and at Activision, we will be successful and we will be happy and supportive long-term shareholders of the Company.

Paul Reynolds  – Deutsche Bank - Analyst

And if I could just ask a third one to the Activision guys, if I can just understand slide 17, again, and the way that you’ve presented it. You’re talking about getting $1.00 from Activision and then an incremental, I think it is, if I understand the slide, $0.10 from Blizzard. But presumably the World of Warcraft contribution is going to be significantly higher than an incremental $0.10. And then there’s a base difference here. I just wanted to understand clearly the way you’re thinking.

Thomas Tippl  – Activision - CFO

Think about it this way. Activision on a stand-alone basis would have been about $1.00 a share in calendar 2009. And of course Blizzard contributes a lot more, but we are also issuing additional shares in order to receive that asset. The net accretion therefore, just from adding it on, is $0.10 for the combined Company. Then, if you improved your operating performance, as we laid out, on the Sierra division, you get another roughly $0.10. Altogether, you’re then at least at $1.20.

Paul Reynolds  – Deutsche Bank - Analyst

Yes, so the $1.00 for Activision was on your Activision share count, as was the $1.10 is on the combined share count, including Blizzard’s contribution, and then the synergies of $0.50, plus operational gets you to $1.20 plus.

Thomas Tippl  – Activision - CFO

Correct.

Paul Reynolds  – Deutsche Bank - Analyst

Thanks very much.

Operator

For our next question, we go to Heath Terry with Credit Suisse.

Heath Terry  – Credit Suisse - Analyst

Great, thank you. I was wondering if you could give us an idea, when you’re talking about the numbers for Blizzard in 2009, can you give us an idea of what your expectations are for continued growth in the Warcraft segment or subscriber base? And then also is there any requirement from — as part of this deal that Activision’s management or that the combined Company management participate in any way in the tender offer?

Mike Morhaime  – Activision - CEO - Blizzard Entertainment

This is Mike Morhaime from Blizzard. I don’t think we’re going to be in the habit of giving out future subscriber projections, but I can tell you from a high level we intend to grow our subscriber base in the markets that we’re currently in, and also looking at additional markets that we believe will continue to come online as broadband penetration grows in territories like Russia, Eastern Europe, India. These are the types of markets that we’re looking.

Bobby Kotick  - Activision - Chairman, CEO

And then your second question, Heath, I can only speak for Brian and me, but we are going to be required under this transaction to retain two-thirds of our holdings in connection with the transaction.

Heath Terry  - Credit Suisse - Analyst

Great, thanks, Bobby.

Operator

We go next to Mario Gabelli with Gabelli & Company.

Mario Gabelli  - Gabelli & Company - Analyst

Hi, Bobby, congratulations. Interesting deal.

Bobby Kotick  - Activision - Chairman, CEO

Thanks, Mario.

Mario Gabelli  - Gabelli & Company - Analyst

Just from your end, were you approached by anyone else? There’s been a lot of discussions about people trying to buy companies in your industry over the last six months and along that line, is the Vivendi cash of $1.7 million buying the stock upfront before the shareholders approve it, are they buying it instantly?

Bobby Kotick  - Activision - Chairman, CEO

No. The first part of the question is, as you know, there’s a lot of speculation about people wanting to be involved in these businesses, but from the very beginning of this process, what we saw is the opportunity to really create the industry leader and so we believe that this is the way to build the greatest amount of value for our shareholders.

The categories of business that Blizzard operates in today are categories that are very difficult to compete against. We think that both we and others who attempt to get into this category of business, and many have in the past and have been unsuccessful will spends hundreds and hundreds of millions of dollars at very high risks and with very low likelihoods of success.

So from the very beginning of this process, we felt that this would be the best combination for us to build future shareholder value. And then as far as the $1.7 billion, that will be done at closing, and then post-closing we’ll commence the tender offer.

Mario Gabelli  - Gabelli & Company - Analyst

Okay, so Vivendi doesn’t have any lockup on ATVI prior to that. Got it.

Jean-Bernard Levy  - Vivendi - CEO

Vivendi has no lockup on any side at any time.

Mario Gabelli  - Gabelli & Company - Analyst

Got it. Now, Jean-Bernard, congratulations from your end. You took a wonderful asset and I was just visiting recently, but the $1.7 billion of cash is coming from where?

Jean-Bernard Levy  - Vivendi - CEO

From undrawn bank lines we have available to us from former agreements with our banking partners.

Mario Gabelli  - Gabelli & Company - Analyst

Okay, so no issues. Most of the world that I followed materially underestimated the operating profits of Blizzard, obviously. They were well hidden. The second part deals with why did you take a two-step approach to the cash portion? You’re buying $1.7 billion of stock on step one and then within a short period of time, you’re buying another $600 million. Is that a tax-driven - it’s too much of a nit. Let’s do it offline. Okay, thank you. Congratulations to both of you.

Bobby Kotick  - Activision - Chairman, CEO

Thanks very much, Mario.

Jean-Bernard Levy  - Vivendi - CEO

I think your question is a great one, Mario. Just to explain what’s the rationale behind it and then how we put it in place I think will be very obvious when I explain what are the objectives. It’s two steps because it’s got two objectives. The first objective is that we want it, and we will achieve, whatever happens, that Vivendi has at least 50%, in fact, at least 52% as things have been engineered, at least 52% of the combined entity.

That’s number one objective, and, at closing, this is done. Then the second objective is because there is what you could describe as a change in control, there is an opportunity for those shareholders of Activision who would like a cash exit opportunity to get a cash exit opportunity. It comprises on 50% of the current Activision shares. So that the current Activision shareholders know that at least for 50% of their shareholding, they will have an exit opportunity in cash at $27.50.

If this tender offer is fully subscribed, then automatically Vivendi - of course Vivendi will not bring any shares to the tender. Vivendi will automatically be - see it’s stake go up to 68%. So first step is at closing, objective is Vivendi a minimum of 50%, so if it’s 52%. Second step is after closing the tender offer, 50% of the current shares of Activision at least can be traded in cash at $27.50, which is quite a good premium over the recent trading average. And this will be achieved through the tender offer.

Mario Gabelli  - Gabelli & Company - Analyst

No problem. I was talking about the second step of funding it, 25.5 million to $27.50, but I’ll talk to you offline. Thank you very much. Very helpful.

Jean-Bernard Levy  - Vivendi - CEO

Thank you.

Operator

We go next to Mark Wienkes with Goldman Sachs.

Mark Wienkes  - Goldman Sachs - Analyst

Great, thanks. A question for Mike Morhaime, I guess. From Blizzard’s perspective, what excites you most about the combination here? What are the big picture opportunities and hurdles to leveraging Blizzard’s MMO expertise to build new businesses around Activision’s IP?

Mike Morhaime  - Activision - CEO - Blizzard Entertainment

Well, I spent a lot of time talking with Bobby and his team about Blizzard’s core philosophies, which really revolve around developing high-quality software. We think that that’s the best way to build franchises, brands, and ultimately, built a profitable business in the industry and we found that Activision shares these values, very important for Blizzard. I think this is an opportunity to unlock the value that is hidden inside Blizzard.

I don’t think that inside Vivendi Games, which was a small part of Vivendi, I don’t think the shareholders were giving proper credit to the business we had built, partly because we were such a small part of the business, partly because up until now the Blizzard numbers were never broken out on a standalone basis. So this presents us the opportunity, gives us the currency to attract and retain talent, which is very important in our business.

We have some of the most talented development teams in the industry. We’re a growing business. Attracting and retaining that talent is necessary for us to continue to stay competitive. Blizzard has developed great expertise over the years in both online gaming and, as really the only Western publisher to achieve significant success in Asia, we also have great expertise in that area. And Bobby and I have discussed that these are some areas that could potentially benefit Activision, if in no other way just simply having conversations about what we have done to achieve this.

Bobby Kotick  - Activision - Chairman, CEO

And I would say, Mark, the substance of a lot of these conversations have revolved around not only what they’ve done successful, but what mistakes have been made over the years that are mistakes that we can avoid making as we start to enter markets like Korea and China with properties like Guitar Hero and some of the other properties we control. And so just the very high-level conversations have already been incredibly insightful. And I think as we’re able to tap into that institutional expertise, to think about how we strategically enter these new categories and these new markets, so there is no greater resource than Mike and his team to do that.

Mark Wienkes  - Goldman Sachs - Analyst

Great, thank you very much.

Operator

We go next to Richard Jones with Lehman Brothers.

Richard Jones  - Lehman Brothers - Analyst

Hi, got a couple of questions, if that’s okay. The first one was just if you can give us an idea of what the options expensing incorporated in the $1.1 billion forecast, what the options expensing on top of that is likely to be, just a kind of rough ballpark, so obviously Vivendi numbers are going to end up being stated post-options expensing.

Secondly, just in terms of the Activision schedule, obviously you’ve had a pretty strong year this year, helped by Guitar Hero and Call of Duty. I’m just wondering if you can give us a flavor for how you think that schedule lines up compared to that for next year and then 2009. And then finally, in terms of margins, obviously, you’ve talked about 25%-plus margin in 2009, which seems to be quite a bit higher than a lot of games companies have delivered historically. I just wonder how we should think about the broader context of that.

Thomas Tippl  - Activision - CFO

So, first, on your options question, we are not yet ready to provide full GAAP financials yet, because we’ve got to get through a lot of things, including purchase price accounting, et cetera. Historically, our option expenses have been in the $0.05 to $0.10 range. I don’t think as part of this transaction we’re going to have any material change for our option granting practices, so this is probably the best stake in the ground that I can give you at this point. It’s really our historical perspective, and when we are ready with GAAP financials, we’ll provide more details on that.

Bobby Kotick  - Activision - Chairman, CEO

As far as the pipeline is concerned, I think one of the great benefits of having a portfolio with 10 multi-million unit selling franchises is that you can expect virtually every one of those properties will be exploited on an annual or close to annual basis.

In addition, over the next few years, we’ll be introducing new products based on James Bond, a number of new DreamWorks titles, a number of new Marvel titles. And we recently announced the acquisition of Bizarre Creations and our entry into the racing genre, which is the largest genre that we do not participate in today. So we have a very full pipeline of product over the next few years and expect to continue to see brands like Guitar Hero and Call of Duty grow.

Thomas Tippl  - Activision - CFO

And with regard to your question on 25%-plus sounds high, well, it’s not unprecedented. There are other competitors that have been at that level, at least for a brief period of time. From our perspective, if you just put the two companies together as they are today, as I said, you’re already at 18.6%, and then just getting Sierra to break-even, it’s about three to four points, as I mentioned, so at that point you’re already looking at call it 22%, and so, really, if you look at the rest contributing three to four points, with the kind of growth rates we are seeing, with the kind of operating discipline that we have been operating under, I think it’s a very reasonable objective for us to go for.

Bobby Kotick  - Activision - Chairman, CEO

Look, it’s become apparent today, as well, that when you look at the subscription-based massively multi-player online business, those are margins in excess of anything that we’ve seen in the packaged goods business. And then you add a variety of enhancements to the packaged goods business, whether we’re talking about in-game advertising and sponsorship, downloadable content. We are starting to see the benefits of margin expansion coming from those things.

And I think that as you look out over the next three to five years, in both the base businesses we’re in today with those kinds of opportunities, as well as entering new online businesses, you can see the operating margin growth. We can foresee it going in excess of that 25%.

Richard Jones  - Lehman Brothers - Analyst

Great, thanks.

Operator

We go next to Jeetil Patel with Deutsche Bank Securities.

Jeetil Patel  - Deutsche Bank Securities - Analyst

Thanks. Hey, guys, congratulations. A couple of questions on the Activision side and then on the Blizzard side. But can you talk about on the Activision side, do your growth assumptions imply loss of console titles for Warcraft, StarCraft and/or Diablo in the next several years, or is that off the table in the $1.20 that you’ve talked about.

Second, on the Blizzard side, have you talked about or are you planning on making any online launches. Obviously, World of Warcraft probably keeps you busy, but in the next two years that could be additive, that helps grow the business in that 14% CAGR range over the next few years.

Bobby Kotick  - Activision - Chairman, CEO

Well, let’s start with it from the Activision perspective. I would say this, Jeetil. When you look out at our business over the next few years, our product plan, we’ve fairly well articulated what our product plans are for the next few years and it wouldn’t be our intention to comment on console versions of the Blizzard products. I’ll leave it to Mike to comment on their product plans.

Mike Morhaime  - Activision - CEO - Blizzard Entertainment

Okay, well, we currently don’t have any plans right now on the console side. Blizzard’s focus is on the PC side. If we were to release anything on the console side, that would be managed by the Blizzard side of the business and at some point in the future, if it made sense to talk to the Activision side of the business about that, we would certainly do so. But at this point there are no plans to release any of the Blizzard franchises on console.

Over the next couple of years, we do intend to continue supporting the World of Warcraft business with free content, which we have been doing since launch. We released our first expansion, the Burning Crusade, earlier this year, which became the fastest-selling PC game of all time, 2.4 million copies in the first day.

We do have a second expansion planned for next year. It’s called Wrath of the Lich King. We have announced a sequel to StarCraft, StarCraft II, which when we launch we will also be doing a major upgrade to our Battle.net gaming service. And I think those are the major releases that we have announced so far.

Jeetil Patel  - Deutsche Bank Securities - Analyst

So a quick follow-up. Do you think that there’s risk that there’s fatigue in the World of Warcraft environment? Obviously, you’ve seen phenomenal growth, but I guess how long do you think it continues in terms of the overall growth rate of World of Warcraft as you look at ‘08, ‘09, 2010? And then, Bobby, do you plan to gain console share in the meantime between now and the synergies kick in in calendar ‘07?

Mike Morhaime  - Activision - CEO - Blizzard Entertainment

It’s really unprecedented, the kind of response we’ve received to World of Warcraft. There’s no other comparables that you can look at and really compare it to. What I can tell you is that our concurrency in the markets that we’re in continues to rise and our job - we have a fantastic development team that’s working on new content that’s goal is to keep the game engaging, entertaining and interesting, and we have a very large TV campaign going into the holiday season this year that we think is going to be very successful.

Bobby Kotick  - Activision - Chairman, CEO

And, as you can imagine, Jeetil, we spent a lot of time on our own really trying to understand the dynamics of those nine million subscribers and we got very comfortable with the predictability and the sustainability of the revenues in World of Warcraft and we’re as enthusiastic as anyone at our company, both as consumers and also from an investment perspective on the potential for StarCraft and Battle.net.

As far as our own share, we continued to make significant share gains, and I think when you see the results for the end of this calendar year, you’ll see that we’ve continued to make share gains against many of our competitors. We hope that that can continue over the next few years, as well.

Jeetil Patel  - Deutsche Bank Securities - Analyst

Congratulations again.

Bobby Kotick  - Activision - Chairman, CEO

Thanks very much.

Operator

For our next question we go to Paul Gooden with ABN Amro.

Paul Gooden  - ABN Amro - Analyst

Great, thank you. Just one question left, please, and it’s for Jean-Bernard. Jean-Bernard, this is a fairly innovative deal structure, where you’re giving a public quote to what you could argue is an underappreciated asset within the Vivendi portfolio. Do you think a structure like this could be replicated for other assets that are underappreciated, or is it just really sort of specific to games?

Jean-Bernard Levy  - Vivendi - CEO

Well, Paul, I think this indeed pretty innovative. And I think for Vivendi it brings a lot of benefits. I think it does unlock the value of Blizzard. It does give a public measurement of the performance of the new company of Activision Blizzard. It’s I think a great use of our financial flexibility and it demonstrates we are very committed to the games industry and to the entertainment industry as a whole.

I think we have committed that we will keep the company publicly traded, but at this stage that’s just put it in place and we’ll see how great the combination is and that will have, I believe, a good reflection on the Vivendi share price.

Paul Gooden  - ABN Amro - Analyst

Okay, thank you.

Operator

We go next to Edward Williams with BMO Capital Markets.

Edward Williams  - BMO Capital Markets - Analyst

Good morning, and congratulations on the deal. A couple of questions first of all for Mike. Can you give us an idea as to what the growth rate has been like for Blizzard, if you look back in, say, ‘06, going into ‘07? And, also, can you give us an idea - this may be more for Jean-Bernard, but to give us an idea as to what the revenue contribution by territory is like? So how much is Vivendi Games actually generating out of the Asian market?

Bobby Kotick  - Activision - Chairman, CEO

Good question, Ed. So we’ll pull that information together to give you a good idea.

Edward Williams  - BMO Capital Markets - Analyst

Okay, I’ll ask a couple of other questions while I’m waiting. One is headcount, the number of developers that Vivendi Games brings to the Activision mix and what your expectation is with regards to headcount on a going-forward basis. And then, Bobby, for you, when do you think that we’ll start to see Activision properties exploited with the Blizzard know-how of MMO? Is that a calendar ‘09 possibility or is that a subsequent to calendar ‘09 event?

Bobby Kotick  - Activision - Chairman, CEO

So, as far as headcount is concerned, I think what we’re saying is the combined headcount at close will be about 6,000, and half of those people will be engaged in product development. This is a very important point, though, Ed that you’re raising, is that the commitment to quality is something that we saw consistently across our company and at Vivendi Games.

And I think one of the things that this accomplishes is you unite the greatest group of development talent in our industry all under one umbrella. And I think that will be a very positive, valuable, opportunity for both retention and recruitment. As far as our properties online for the future, I don’t thin we’re comfortable commenting on what we intend to do with our properties in terms of the online exploitations today. Perhaps as we get closer to the closing we’ll provide some more visibility in that regard.

Mike Morhaime  - Activision - CEO - Blizzard Entertainment

Okay, I’ve got some numbers for you. This is Mike. I can tell you, our projected year-over-year growth for Blizzard from 2006 to 2007 is 73% revenue, 59% [EBITA].

Edward Williams  - BMO Capital Markets - Analyst

Okay, great. And then if you can give us an idea for the geographic breakdown.

Jean-Bernard Levy  - Vivendi - CEO

Yes, in Vivendi Games the geographic breakdown is not so easy to compare, because what we do China is for World of Warcraft, we do not get all the revenues and all the costs, as we do on those continents where we manage all the operations. In China, we have a partnership with a company called The 9. We get from The 9, a 22% royalty rate on the revenues that The 9 makes. The 9 keeps all the costs, especially the operating cost, the network cost, consumer-related cost.

So, in fact, when we look at our business in China, this royalty stream significant but in front of it there are very few costs. We just have a few people supporting our partnership in The 9. So just splitting the revenues will not really show how the value is split between China and the rest of the world.

But it is true that we are the only games company of a Western roots to have any significant and profitable success in Asia. I also need to say we have been successful with Blizzard in Korea for very many years and we have our own Korean operations, which are staffed by Blizzard people at this time.

Bobby Kotick  - Activision - Chairman, CEO

And we think, Ed, as you know, we have not had much success, nor has any Western publisher had much success in those markets. And we think that there is a tremendous opportunity to leverage the institutional expertise in Blizzard and in the Blizzard offices in Korea and China to our benefit.

Edward Williams  - BMO Capital Markets - Analyst

Okay, and just one follow-up question. On the agreement with The 9, can you give us an idea as to the status of the agreement, if it ends at a certain point in time or if this is a contract that goes on for a couple of years, just give us some color around that relationship.

Mike Morhaime  - Activision - CEO - Blizzard Entertainment

The agreement does have a term. It is set to go through mid 2009. Nothing about the Activision-Vivendi Games deal affects the agreement or the relationship with The 9 in any way.

Edward Williams  - BMO Capital Markets - Analyst

Okay, great. Thank you very much.

Bobby Kotick  - Activision - Chairman, CEO

Thanks, Ed.

Operator

We go next to Patrick Wellington with Morgan Stanley.

Patrick Wellington  - Morgan Stanley - Analyst

Yes, afternoon, everybody. A couple of questions. Could you tell us what the likely tax rate for the combined entity might be? Can you give us some idea of the impact of equity-based compensation on the Vivendi numbers, if not the Activision numbers at the moment.

And, Jean-Bernard, are you happy if you have to go forward with just 52% of the company and do you have any standstill arrangement? In other words, could you buy a bigger stake at some stage in the future if that was your intention, were it not to come your way through the buyback process?

Jean-Bernard Levy  - Vivendi - CEO

I don’t think we are too much ready to provide an answer to your first questions, Patrick, but to the second one, very easily, we do like the idea to have 68% rather than 52%. We like the company very much and we believe that a share price at $27.50 is just a first step and it will grow much more in the few years, considering the strength of this new powerhouse.

So with respect to our obligations, we have no standstill obligation. The only significant obligation that we have is that the company has limitations to distribute a dividend during its first year of operations. This will be filed in some details, but it is only for the first 12 months of the operation of the Company. This is the only limitation.

Thomas Tippl  - Activision - CFO

 And then with regards to your question on the equity expense, you can take the difference between the numbers you have so far received in the outlook that Vivendi Games provided. I think this year it’s about $80 million, the delta between the numbers we have given you an the numbers that include equity-based compensation. This is a number that is projected to go down over the years, and with regards to the tax rate, our tax rate will be representing Activision Blizzard as a standalone company.

Historically, our tax rate has been somewhere in the 30% to 35% range, but we are not providing long-term tax rate guidance at this point. We go into specifics at the beginning of a fiscal year, when we are going to lay out the details and when our guidance will also include specifics on tax rates.

Patrick Wellington  - Morgan Stanley - Analyst

Thank you. Jean-Bernard, could I just come back to that? I mean, you started the call by saying how you’re all great pals together. You’ve got 52% of the company as this deal goes through. Your answer seems to imply that you would want more than that in the future. What’s the dynamic between you and the Activision management over quite how far Vivendi can go in the future? Because clearly one of the ideas from the Blizzard side is that this provides a currency for attracting and retaining staff.

Jean-Bernard Levy  - Vivendi - CEO

I would answer to that, Patrick, that we hope we’ll get to 68%, but maybe we won’t, and we’d be happy with 52%, and maybe we’ll consider buying more shares on the market or the company buying back its own shares. We will see that when it’s the right time and we will discuss that at the Board in the best interests of Activision Blizzard, with all directors having to exercise their fiduciary obligations, of course, as per the regulations.

In the future, I have committed that the company will remain publicly traded. I think it’s good for everybody. I think it’s good for the shareholders of both companies and I think it’s good for the strategies and human operations of Activision Blizzard.

Patrick Wellington  - Morgan Stanley - Analyst

Great, thank you.

Operator

And for our final question, we go to David Joseph with Morgan Stanley.

David Joseph  - Morgan Stanley - Analyst

Yes, hi, everyone. Thanks for taking my question, and a lot of them have actually been answered already, but I guess I’m just going to ask a very general, high-level question. One is, and I guess this is for both Bobby and Jean-Bernard, is why now? It sounds like you have been talking for quite a while and maybe throwing this idea around. But, for some reason, it seems that you felt that this was the best time to do it, and I was just wondering why you did think that the timing was right now.

And then also, with Activision Blizzard maybe becoming certainly a far more competitive entity than as independent entities, fast-forwarding to the second half of 2008 are you, one, providing yourself or leaving yourself, with enough cash to remain competitive? Two, where are maybe some additional holes that you think need to be filled to make Activision Blizzard even more competitive than it is once the deal closes?

Jean-Bernard Levy  - Vivendi - CEO

Yes, I think we’ll both answer your question. Maybe I will start. I think new are really thrilled that we are now combining two world-class management teams to make the largest, most profitable video game publisher, independent video game publisher, with a strong presence in the key game categories, with the right geographical presence.

And I think it’s very exciting. We’ve been discussing this for a little while, but not that long, and to put in place such a transaction, you need to make sure you have lots of people motivated, that there you have aligned their interests and that you have the right financial combination. And over the summer and the fall this year, Bobby and myself, we have taken a long time to make sure that that we are presenting today is really ready to fly, to fly high and fast and to be just a great, great company.

So this is a very exciting combination and we look very much forward to demonstrate to the shareholders of both companies that we made the right decisions and that they will be rewarded in the short and in the long term by the creation of this number one company.

Bobby Kotick  - Activision - Chairman, CEO

And, David, I would just add, first, to the second and third parts of your question, as far as adequate cash, this is going to be a company with a significant amount of operating income and a commitment on the part of our large shareholder that to the extent that there are opportunities for consolidation or add-ons, we’ll be able to continue to tap into the financial flexibility of the parent as appropriate to continue the opportunities to add on strategically those things that might complement our businesses.

As far as why now, I think that there’s never a better time when you have two strong companies in a position to both leverage the synergies and the benefits that each other offer. And I think when you think about the growth and the opportunity for market expansions that are taking place today, when we think about the new hardware, the Wii, the Xbox 360, the PlayStation 3, changes that are taking place online, with broadband penetrations increasing at very rapid rates across all geographies, for the first time you can step back and you can honestly say that the mass market that we’ve all been looking for in interactive entertainment is arriving.

And things like physical interface or better production values, for the transformation that you’ve seen from a solitary experience to a more social gaming experience, these are all catalysts for much bigger, broader audiences than we’ve ever seen before. And it’s best for us today to be on a combined basis the number one company in the category with the highest operating margins, with the greatest portfolio of assets across all gaming platforms and all geographies, to take advantage of all of those growth opportunities that we see in the coming years. So this couldn’t be a better time for us to enter into this transaction.

Patrick Wellington  - Morgan Stanley - Analyst

Great, thank you very much.

Bobby Kotick  - Activision - Chairman, CEO

Thank you.

Operator

And, ladies and gentlemen, that does conclude our Q&A session. I will turn the call over to Ms. Southey for any closing remarks.

Kristin Southey  - Activision - VP - IR

Well, that concludes our call, and on behalf of everyone we want to thank you for your time and consideration today. Thank you.

Operator

And again, ladies and gentlemen, that does conclude the conference call. We do appreciate your participation, and you may disconnect at this time.

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Calculation of Certain Estimates

All financial information relating to Activision, Vivendi Games and Blizzard Entertainment included in these materials, including pro forma estimates for calendar year 2007, and projections for future periods, represent the companies’ respective estimates and projections and were not prepared in accordance with U.S. Generally Accepted Accounting Principles. These estimates exclude the impact of expenses related to equity-based compensation and related tax benefits, potential one-time restructuring charges of up to $100 million that may be incurred in connection with the transaction, and the potential impact from non-cash intangible amortization resulting from purchase price accounting. In addition, these estimates assume continued net revenue growth as well as expense reductions and other synergies that may or may not be realized. Estimates for future periods are subject to significant inherent uncertainties, which increase with periods farther into the future.  Actual results may differ materially and are subject to risks, including the risks described in the Cautionary Note below. To the extent that the estimates for calendar year 2007 are based on the historical performance of Activision and Vivendi Games through September 30, 2007, not all such historical information has been audited, the accounting policies of the companies may differ, and the two companies have different fiscal years. The financial information for Blizzard Entertainment contained in these materials is presented on a stand-alone basis and does not reflect the results of operations of other Vivendi Games divisions.

Cautionary Note Regarding Forward-looking Statements

Information in these materials that involves expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. In these materials they are identified by references to dates after the date of these materials and words such as “outlook,” “will,” “will be,” “remains,” “to be,” “plans,” “believes”, “may”, “expects,” “intends,” “should,” “continue,” and similar expressions. Factors that could cause actual future results to differ materially from those expressed in the forward-looking statements set forth in these materials include, but are not limited to, the timing and successful completion of the transactions described in these materials (including the timing and receipt of stockholder and regulatory approvals and the satisfaction of other closing conditions), the combined companies’ success in executing planned strategies and achieving assumed synergies and cost savings, sales of each company’s  titles, shifts in consumer spending trends, the seasonal and cyclical nature of the interactive game market, the ability of Activision Blizzard to predict consumer preferences among competing hardware platforms (including next-generation hardware), declines in software pricing, product returns and price protection, product delays, retail acceptance of the company’s products, adoption rate and availability of new hardware and related software, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, customers, vendors and third-party developers, international economic and political conditions, integration of recent acquisitions and identification of suitable future acquisition opportunities, and foreign exchange rate changes. Other such factors include, without limitation, the additional risks identified in Activision’s most recent annual report on Form 10-K and in the documents Vivendi has filed with the Autorité des Marchés Financiers (French securities regulator) and which are also available in English on Vivendi’s website (www.vivendi.com).  Investors and security holders may obtain a free copy of documents filed by Vivendi with the Autorité des Marchés Financiers at www.amf-france.org, or directly from Vivendi.

The forward-looking statements in these materials are based upon information available to Activision and Vivendi as of the date of these materials, and neither Activision nor Vivendi assumes any obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and may cause actual results to differ materially from current expectations.

Important Additional Information will be filed with the SEC

This communication is being made in respect of the proposed business combination involving Activision, Vivendi and Vivendi Games. In connection with the proposed transactions, Activision plans to file with the SEC a Proxy Statement as well as other documents regarding the proposed transactions. The definitive Proxy Statement will be mailed to stockholders of Activision. INVESTORS AND SECURITY HOLDERS OF ACTIVISION ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.

Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by Activision through the website maintained by the SEC at http://www.sec.gov. Free copies of the Proxy Statement (when available) and other documents filed with the SEC can also be obtained by directing a request to Activision’s Investor Relations.

Activision and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Activision’s directors and executive officers is available in its Annual Report on

Form 10-K for the year ended March 31, 2007, which was filed with the SEC on June 14, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on July 30, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF ACTIVISION’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ACTIVISION INTENDS TO FILE WITH THE SEC. ONCE FILED, ACTIVISION STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  ONCE FILED, ACTIVISION STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE OF CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV, OR FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS.

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